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EXHIBIT 23.5

Consent of Standard Bank Plc

Reference is made to our opinion letter, dated May 12, 2005, with respect to the fairness from a financial point of view to the holders of shares of Riddaryhyttan Resources AB ("Riddarhyttan") other than Agnico-Eagle Mines Ltd ("Agnico-Eagle") of the consideration to be received by such holders of Riddarhyttan shares in the offer by Agnico-Eagle (the "Exchange Offer") to exchange each outstanding share of Riddarhyttan not held by Agnico-Eagle for 0.1137 of a share of Agnico-Eagle common stock. We hereby consent to the filing of our opinion as part of the Registration Statement on Form F-4 of Agnico-Eagle relating to the Offer, the inclusion of such opinion in the Offer Document (Prospectus) included in such Registration Statement and to the reference to our opinion in such Offer Document (Prospectus), including under the captions "Questions and Answers about the Offer", "Summary", "Recommendation by the Board of Riddarhyttan Regarding the Offer", and "Opinion of Riddarhyttan's Financial Advisor" contained therein. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ JONATHAN BEARDSWORTH Standard Bank Plc June 10, 2005

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Consent of Standard Bank Plc